UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2006

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of August 21, 2006, the registrant’s board of directors elected Paul W. Hawran as a director and appointed him as chairman of the registrant’s audit committee. On August 21, 2006, Mr. Hawran and the registrant entered into a letter agreement that provides that he will be paid an annual retainer of $25,000 for his service as a director and an additional annual retainer of $5,000 for his service as chairman of the audit committee. Mr. Hawran will also receive fees of $1,500 for each special board meeting attended and $1,000 for each special committee meeting attended. All of the fees payable to Mr. Hawran are in accordance with the registrant’s current policies on director compensation. Mr. Hawran was also granted, under the registrant’s 2006 Equity Incentive Plan, a stock option to purchase 40,000 shares of the registrant’s common stock at an exercise price per share of $2.08, which was the fair market value of the registrant’s common stock on the date of grant. The stock option award vests over three years in three equal annual installments. As a non-employee director, each year Mr. Hawran will automatically be granted an option to purchase 15,000 shares of the registrant’s common stock on the date of the annual meeting of stockholders. Each annual grant will vest after one year. On August 21, 2006, the registrant and Mr. Hawran also entered into the registrant’s standard form of indemnification agreement for the registrant’s directors.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of August 21, 2006, the registrant’s board of directors elected Mr. Hawran to serve as a director and appointed him as the chairman of the audit committee. As a director, his term will run until the annual meeting of stockholders in 2007. The registrant is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The letter agreement between the registrant and Mr. Hawran is described in Item 1.01 of this current report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Letter agreement dated August 21, 2006 between the registrant and Paul W. Hawran

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: August 25, 2006	By:	/s/ John Sharp
John Sharp
Vice President, Finance and Treasurer

3.

INDEX TO EXHIBITS

99.1	Letter agreement dated August 21, 2006 between the registrant and Paul W. Hawran.

4.